UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

American Homeowner Preservation 2015A+, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 24R-00035

Delaware (State or other jurisdiction of incorporation or organization)	38-3989694 (IRS Employer Identification Number)

440 S. LaSalle Street, Suite 1110, Chicago, IL (Address of principal executive offices)	60605 (Zip Code)

(866) 247-8326
Registrant’s telephone number, including area code

Class A Interest
(Title of each class of securities issued pursuant to Regulation A)

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Part II

Caution Regarding Forward-Looking Statements

The term “forward-looking statements” means any statements, including financial projections, that relate to events or conditions in the future. Often, forward-looking statements include words like “we anticipate,” “we believe,” “we expect,” “we intend,” “we plan to,” “this might,” or “we will.”

In this Annual Report, we make forward-looking statements. For example, the statement “We believe long-term trends favor secondary and tertiary cities” is a forward-looking statement.

Forward-looking statements are, by their nature, subject to uncertainties and assumptions. The statement “We believe long-term trends favor secondary and tertiary cities” is not like the statement “We believe the sun will rise in the East tomorrow.” It is impossible for us to know exactly what is going to happen in the future, or even to anticipate all the things that could happen. Our business could be subject to many unanticipated events, including all of the things we talk about in the “Risks of Investing” section of our Offering Circular, which you can view among our SEC filings on the U.S. Securities and Exchange Commission website.

Consequently, the actual result of investing in the Company could (and almost certainly will) differ from those anticipated or implied in any forward-looking statement, and the differences could be both material and adverse. We do not undertake any obligation to revise, or publicly release the results of any revision to, any forward-looking statements, except as required by law.

Given The Risks And Uncertainties, Please Do Not Place Undue Reliance

On Any Forward-Looking Statements.

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The Company and its Affiliates

American Homeowner Preservation 2015A+, LLC, which we refer to as the “Company,” is a limited liability company organized under the laws of Delaware. The Company pursues two main goals: to generate income for its owners and Investors and to help struggling homeowners through a difficult time.

The Company was formed to invest in (buy) primarily non-performing mortgage loans, meaning loans that are secured by a mortgage on a principal residence (i.e., somebody’s house) and delinquent in payment (i.e., the homeowner has failed to make one or more payments). We refer to these as “Loans.”

The Loans we intend to buy were often originated or previously owned by financial institutions or hedge funds, such as Citi Mortgage or Wells Fargo. Other originators include Countrywide Financial, Lehman Brothers, and a variety of smaller banks that are now defunct.

Although we are not currently buying any Loans and have no plans to buy Loans in the future, when we do buy Loans, we typically buy loans through an open bidding process and have developed a proprietary model for calculating the amount we will bid. We focus on loans in low to moderate income areas, although we may buy loans nationwide across all value levels.

After we buy a Loan, we approach the homeowner, who by definition has been unable to make payments on his or her mortgage. We do not necessarily try to extract the maximum possible value from the Loan. Instead, we work with the homeowner to try to achieve a quick resolution that is acceptable both to the homeowner and to us. Depending on a number of factors, including the income of the homeowner, the local market, and the value of the house, four outcomes are possible:

1)       Outcome #1: The homeowner is able to refinance the Loan – for example, by borrowing money from a bank. We accept the refinanced amount, which is lower than the face amount of the Loan (but still more than we paid for the Loan) as payment in full, and the homeowner stays in his or her house.

2)       Outcome #2: Even without refinancing, the homeowner is able to pay us a lump sum that we accept as payment in full for the Loan, and the homeowner stays in the house.

3)       Outcome #3: We and the homeowner agree to modify the terms of the Loan, i.e., the principal amount and/or the interest rate. After the homeowner has begun to make regular payments under the new terms, we may retain the Loan or sell it to a third party. In this situation, the homeowner also stays in his or her house.

4)       Outcome #4: In situations where the property is vacant, or where the homeowner does not elect another resolution, we take ownership of the house and sell it. The homeowner may either sign the house over to us voluntarily (i.e., a deed in lieu of foreclosure) or we may be required to take legal action (i.e., to foreclose).

In general, our revenues come from five sources:

1)       The proceeds we receive when a Loan is refinanced under Outcome #1;

2)       The lump sum we received under Outcome #2;

3)       The proceeds we receive when a Loan is sold under Outcome #3;

4)       The proceeds we receive when a house is sold under Outcome #4; and

5)       Any Loan payments we receive from the homeowner along the way.

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We make a profit when the sum of these revenues exceeds the price we paid for the Loans, after subtracting all our expenses (e.g., management, servicing, legal and other costs).

Operating Agreement

The Company is governed by an Operating Agreement dated January 21, 2016, which we refer to as the “Operating Agreement.” A copy of the Operating Agreement is attached as Exhibit 1A-2B of the Offering Circular.

Under the Operating Agreement, the owners of the Company are referred to as “Members.”

The “capital account” of a Class A Member who purchased an interest in our Offering will generally be equal to the amount the Member paid for the Class A Interest, minus the amount of capital that has been returned to the Member.

Management

Business Management

Under the Operating Agreement, the Company is managed by American Homeowner Preservation Management, LLC, which we refer to as the “Managing Member.” The Operating Agreement gives the Managing Member exclusive control over all aspects of the Company’s business. Other members of the Company, including holders of our Class A Interests (whether purchased in our initial Regulation A Offering (the “Offering”) or from another member (“Class A Members”), have no right to participate in the management of the Company.

Investment Management

The Managing Member has delegated responsibility and authority for making investment and trading decisions to AHP Capital Management LLC, which we refer to as the “Investment Manager,” pursuant to an Investment Advisory and Management Services Agreement dated January 27, 2016, which we refer to as the “IMA.” A copy of the IMA is filed as an Exhibit to the Offering Circular. The Investment Manager is currently exempt from registration as an investment advisor with both the Securities and Exchange Commission and the State of Illinois. Pursuant to an Asset Management Agreement date March 1, 2018, the Investment Manager has designated AHP Servicing LLC, or “AHPS,” as the asset manager for certain mortgage loans held by the Company.

Management Fees

The Managing Member charged the Company a management fee equal to 0.1667% of the total capital accounts of all of its Members as of the last day of each calendar month, or approximately 2% of the capital accounts per year, plus $60 per month for each active asset. However, the $60 monthly asset management fee has been waived for assets serviced by AHPS. The Managing Member is responsible for the compensation of the Investment Manager.

Our Affiliates

American Homeowner Preservation, LLC, or “AHP,” is an affiliate of the Company. The Managing Member of the Company is also the managing member of AHP, and the Investment Manager of the Company is also the investment manager of AHP. AHP is also in the same business as the Company, i.e., buying distressed mortgage loans and trying to work out amicable resolutions with homeowners.

AHPS is an affiliate of the Company. The Company and AHPS are both subsidiaries of Neighborhoods United, LLC. AHPS is the servicer for the majority of the loans owned by the Company as well as the asset manager for certain loans. In addition to servicing loans, AHPS also engages in the same business as the Company, i.e., buying and resolving distressed loans.

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AHP Title Holdings LLC (“AHP Title”) is also an affiliate of the Company and engages in the same line of business as the Company (i.e. buying and resolving distressed loans). It also engages in the business of making credit improvement loans and the issuance of title insurance policies. AHP Title is managed by a Board of Directors, which is in turn controlled by Jorge Newbery, a direct or indirect owner of each of the Company, AHP, AHPS and AHP Title.

PREREO LLC or “preREO” is also an affiliate of the Company. PreREO offers an online marketplace for buying and selling of distressed loans. PreREO will also engage in the same line of business (i.e. buying and resolving distressed loans). PreREO is a single member limited liability company with the Company as the sole member.

The Company has other additional affiliates including Americas Trustee Services, a national trustee services company, AHP 75 LLC, a Louisiana real estate broker licensee company which provides real estate brokerage services and maintains a growing network of real estate broker affiliates, and Debt Cleanse Group Legal Services, LLC which provides credit repair and consumer education services.

Investment Strategy

The Investment Manager believes the Company can continue to buy distressed residential mortgage loans at significant discounts to their unpaid principal balances and to their current and estimated future market values. This is particularly true in light of the surge in serious (e.g., more than 90 days overdue in payment) residential mortgage delinquencies brought on by the onset of the novel coronavirus pandemic commonly referred to as “COVID-19.”

Many holders of sub-performing or non-performing mortgage loans are motivated to sell these loans at favorable prices. Sellers may prioritize their non-performing loan portfolios and look to sell the loans with low to moderate balances and the most distressed loans to other investors willing to take on this risk and navigate various federal, state, and local foreclosure moratoriums imposed in response to COVID-19. Even without the surge in serious mortgage delinquencies brought on by COVID-19, the Investment Manager believes that the size of the non-performing loan market is sufficient to meet the needs of the Company.

The Company has generally invested in lower-dollar value loans, corresponding to the mortgage loans on lower-value homes, and anticipates that the Company will continue to make similar investments in the future. The Investment Manager has significant experience with low to moderate value mortgage loans, generally on residential properties worth less than $150,000. The Investment Manager believes it is one of only a few national, institutional-quality buyers with committed capital for these low to moderate value assets, and it seeks to continue to specialize in smaller and more delinquent loans.

The Company invests primarily in U.S. single-family residential mortgage loans, secured by one-to-four-family homes. On occasion, when the Investment Manager believes it would be favorable based on market conditions, the Company might also acquire (i) direct interests in real estate (“REO”), (ii) mortgage loans secured by more than four family homes, (iii) commercial loans, and (iv) strategic joint venture arrangements that meet our return and social responsibility model. To date, the Company has made no such investments. Despite these occasional purchases, the Company expects that mortgage loans secured by one-to-four-family homes comprises more than 90% of its total portfolio, although the Investment Manager is not bound by that figure.

The Bidding Process

Bidding on loans and loan portfolios (groups of loans) is both an art and a science.

Typically, the process begins when a seller provides the Company and other potential buyers with a list of loans being offered for sale and requests initial bids. The seller might, or might not, provide such information as:

•	A full or partial address

•	The borrower’s name

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•	The property type

•	The original loan amount

•	The original appraised value

•	The term of the loan and the maturity date

•	The current and/or original interest rate and principal and interest payment

•	The escrow balance

•	The borrower’s original FICO score

•	Loan modification data

•	Payment history

•	Foreclosure or bankruptcy status

•	Property square footage and lot size

•	Broker’s price opinion

•	The delinquent tax amount

To help make sense of the data and make accurate bids, the Investment Manager developed and began using a proprietary pricing model in June 2015. That model continues to evolve to address changing market conditions.

If the Company wins the initial bid, we order various due diligence documents, including a title report, a tax report, and a valuation report, and dig deeper into the due diligence materials, noting such items as (i) whether the original borrower is still the owner of the property, (ii) whether the loan still holds a first lien position, (iii) whether the property is occupied or vacant, and (iv) the amount of delinquent taxes and other liens. Our original bid may be adjusted upward or downward based on these and other factors.

Revised bids are then submitted to the seller. The seller may counter with a higher price or drop some mortgages from the sale if the seller feels the bid is too low.

Resolutions

After we purchase a Loan, we contact the homeowner and try to achieve a consensual, mutually-satisfactory resolution. These are the circumstances that lead to each resolution and what is expected in each case:

Reinstatement of the Loan	Where the borrower is willing and able, he or she can bring the loan current either in a lump sum or by making payments over time. After the loan is current, we may sell the loan.
Settlement of the Loan	When the borrower (i) has a short sale buyer, (ii) can refinance, or (iii) otherwise has cash on hand, we might accept a payoff of the loan for less than its face amount.
Modification of the Loan	When the borrower cannot bring the loan current or pay it off, we might allow a modification that involves lowering the interest rate, extending the term, or reducing the principal. After the modified loan is current, we may sell the loan.
Deed in Lieu of Foreclosure	When the property is vacant or the homeowner no longer wishes to keep the property, we might accept a voluntary deed in lieu of foreclosure, giving us ownership of the home. Depending on the circumstances, we may pay the homeowner for the deed. In either case, we will end up selling the property.
Involuntary Foreclosure	As a last resort, we can foreclose on the property and sell it. Sometimes, a homeowner who has been willing to speak with us will change his or her mind when we begin foreclosure proceedings. Involuntary foreclosure often yields a lower recovery than consensual solutions and we try to avoid it.

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The impact of COVID-19 and the economic fallout resulting from the pandemic has also had an impact on our resolutions. Whereas previously we had the option to foreclose on a property if we were unable to work out a consensual resolution with our homeowners, various federal, state, and local residential mortgage foreclosure moratoriums and the suspension of many state court proceedings throughout 2020 and into 2021 caused substantial delays and/or prevented us temporarily from pursuing this option. As a result, some of our Loans were stuck without one of these resolutions for an extended period of time, forcing us to seek alternative resolutions to foreclosure for some of our Loans while others remain in a perpetual state of limbo while these moratoriums slowly expire.

Key Positions

The following are the key positions in the operations of the Company:

·	Vice President, Trading. The Vice President, Trading is responsible for all matters regarding the purchase and sale of mortgage pools. Duties include building and maintaining relations with loan sellers, purchasers, and brokers, negotiating the purchase and sale of mortgage pools, analyzing due diligence materials for purchases, and handling legal documentation for the transactions.

·	Vice President, Loss Mitigation: The Chief Resolution Officer is responsible for directing our loss mitigation, foreclosure, and other resolution activities for loans and real estate owned. This includes establishing reconciliation strategies, optimizing user technologies, reviewing control reports for outliers, providing guidance on high-risk scenarios, and coordinating efforts between the separate roles.

·	Director of Servicing. The Director of Servicing is responsible for all general servicing matters for the loans we intend to service for affiliates and third parties, including taxes, escrow, periodic statements, collections calls, and systems oversight.

·	Due Diligence Specialists: Due Diligence Specialists run potential loan purchases through a rigorous screening process. Among other things, they seek to determine (i) an accurate value for the underlying real estate, (ii) the outstanding loan amount, (iii) the owner of the property, (iv) the amount of outstanding taxes on the underlying real estate, and (v) any encumbrances on the underlying real estate.

·	Document and Collateral Specialists: A Document and Collateral Specialist run potential loan purchases through a rigorous screening process. Among other things, they seek to determine (i) an accurate value for the underlying real estate, (ii) the outstanding loan amount, (iii) the owner of the property, (iv) the amount of outstanding taxes on the underlying real estate, and (v) any encumbrances on the underlying real estate. Furthermore, the specialist verifies that all collateral needed to validate ownership and existence of the mortgage and property are obtained, imaged and recorded. This includes verification on newly purchased assets and the necessary creation of assignments, allonges, and lost document affidavits, as needed.

·	Litigation Coordinators: Litigation Coordinators manage the Company’s relationship with its attorney-vendor network, represent the Company at hearings and mediations, and handle all servicing-related activity that is required from the attorneys while assets are litigated, including bankruptcy activity, foreclosure complaints, evictions, quiet title actions, and tax sale reviews and challenges.

All of these roles are filled by AHPS, not the Company. The Company itself has no employees.

Loan Servicing

Collecting payments on loans is referred to as loan “servicing.” The Company itself does not service the loans that it acquires. Instead, it engages a third party.

The Company has entered into multiple third party servicing agreements with SN Servicing Corporation and AHPS.

Leverage

The Company is permitted under its Operating Agreement and the terms of the Offering to borrow money to buy Loans or other assets, which is referred to as “leverage.” We have not employed leverage in our operations to date and again, we have no plans to acquire any additional Loans. The Company will also incur liabilities in the nature of trade debt in the ordinary course of its business. Where we borrow money to buy loans, the amount of the borrowing typically does not exceed 70% of the price of the loans.

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Factors Likely to Impact the Performance of the Company

The ability of the Company to conduct its business successfully depends on several critical factors:

•	Availability of Reasonably Priced Loans: For the Company to succeed, it must be able to purchase distressed mortgage loans at a reasonable price. The volume of these loans skyrocketed during the recession of 2008-9, as homeowners were unable to make payments and financial institutions were forced to liquidate their portfolios. As the economy improved the number of distressed loans declined, creating a more competitive environment for the purchase of non-performing loans. The COVID-19 pandemic also caused a similar surge in seriously delinquent mortgage loans through the summer, but it remains to be seen whether recent positive economic developments will cause the supply of reasonably priced loans to increase or decrease.

•	Competition to Purchase Loans: We have been successful buying distressed mortgage loans. Although we believe the Investment Manager has special expertise, others have entered the market, bidding against us for distressed mortgage loans. The more competition there is, the more difficult it could become for us to purchase loans at reasonable prices. If the pool of distressed mortgage loans becomes large enough, it is possible that additional competitors will enter this market and increase demand for these loans. At the same time, if recent economic conditions continue to improve, it is possible that these additional competitors will be competing to purchase Loans from an increasingly smaller pool.

•	Availability of Credit to Homeowners: One way we liquidate the loans in our portfolio is when the loans are refinanced by a lender and the loan we hold is paid off, in whole or in part. If credit markets tighten, as they did in 2008-9, homeowners might not be able to refinance loans, or not as easily. According to the Urban Institute’s Housing Credit Availability Index, mortgage credit availability was just under 5% for the third quarter of 2020, an all-time low for that index. However, a Goldman Sachs report on the 2021 Credit Market Outlook showed that investor confidence was high and the prospects for greater economic growth in 2021 may lessen the credit crunch experienced during the height of the pandemic.

•	Housing Market and Property Condition: Another way we liquidate the loans in our portfolio is to take ownership of the house securing a loan and sell it. Historically low interest rates and large numbers of people fleeing large cities in favor of smaller metropolitan areas due to COVID-19 have caused home prices to rise to their highest levels in decades. While this trend has made it significantly more attractive to liquidate our Loans and sell the properties secured by them, if housing prices fall again, our profits may fall along with them. If property conditions deteriorate, the value of the property may decline irrespective of the housing market.

•	Interest Rates: Our business is sensitive to changes in interest rates. If interest rates fall, the value of the loans in our portfolio increases. If interest rates rise, the value of the loans in our portfolio decreases. According to Freddie Mac, current mortgage interest rates are at historic lows relative to pre-pandemic levels. This could suggest that interest rates may be more likely to go up from this point, but the countervailing impact of COVID-19 and the potential for new variants that could slow and/or reverse the economic recovery as the pandemic winds down could also cause these rates to remain the same or perhaps drop even further.

•	Changes in Laws: Current law allows us to conduct our business in the manner described in this section. However, the residential housing market in general and the residential mortgage market in particular are highly regulated by both the Federal government and by State governments. Many governments have imposed foreclosure moratoriums tied to the duration of the pandemic intended to assist homeowners as they deal with the fallout from the spread of the virus. While many experts believe that vaccines to fight the virus will be widely available to anyone who wants one as early as May with the potential for a return to “normalcy” by the end of the year, it is possible that the vaccines are not as effective against new variants as hoped for and that homeowners need additional assistance. In either instance, it is possible that federal, state, and local governments will intervene again to assist homeowners, causing a change in laws or regulations that could be adverse to our business.

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•	Performance of Internal Systems: We continue to improve our internal systems and to adopt new systems. We rely heavily on these systems and expect we will be required to continually update, improve, and replace them in the future.

•	Ability to Attract Qualified Employees: Like many businesses, we rely on data and computer models and spreadsheets. Nevertheless, we are very much a “people business.” Our ability to continue to attract and retain highly skilled employees is a factor impacting the success of the Company. If labor markets tighten as a result of a potential economic recovery from COVID-19, it is possible that it might be more difficult to attract and retain the right employees to help make the Company successful.

Offices and Employees

The Company’s offices are located at 440 LaSalle Street, Suite 1110, Chicago, IL 60605. The Company has no employees. For the year ended December 31, 2020, the Investment Manager used employees and services provided by employees of AHPS to fulfill the duties performed by the Key Positions. The Investment Manager’s total payroll related expenses during its most recent fiscal year was approximately $0.

Our Revenue

The revenue of the Company includes:

•	Payments we receive from homeowners with respect to their mortgage loans

•	Payments we receive from other borrowers with respect to their mortgage loans

•	Rental payments we receive from leased real estate

•	Proceeds we receive from the sale of loans

•	Proceeds we receive from the sale of houses or other assets

•	Proceeds we receive when a homeowner pays off a loan

•	Payments we receive from homeowners or other borrowers to accept a deed in lieu of foreclosure

Our Operating Costs and Expenses

The Company incurs a variety of costs and expenses, including:

•	Management fees

•	The costs of the Offering

•	Costs incurred in finding, evaluating, and purchasing Loans and other property

•	Commissions

•	Settlement charges, including title charges

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•	Custodial, administrative, legal, accounting, auditing, record-keeping, appraisal, tax form preparation, compliance and consulting costs and expenses

•	Loan servicing and property inspection and preservation fees

•	Investor communications

•	Insurance premiums

•	Taxes and fees imposed by governmental entities and regulatory organizations

•	Bank and escrow fees

The Trust

The Company, AHP, and AHPS are beneficial owners of the American Homeowner Preservation Trust (the “Trust”), which was established by an Amended and Restated Trust Agreement (the “Trust Agreement”) by and among the Company, AHP, the Investment Manager, and U.S. Bank Trust National Association (“U.S. Bank”), which serves as the trustee of the Trust, dated October 29, 2014. A copy of the Trust Agreement is filed as an Exhibit to the Offering Circular.

The Trust is treated as a “grantor trust” for tax purposes, with the result that all of its income and losses are reported on the tax return of the Company as the sole beneficial owner.

Under the terms of the Trust Agreement, substantially all of the assets of the Company will be held by the Trust and managed by the Investment Manager. Members are not parties to the Trust Agreement and have no personal interest in the Trust.

The Company has elected to structure its investment program through the Trust to address certain state licensing and registration requirements applicable to the mortgage loan industry.

Regulation A Offering

The Company on May 24, 2018 completed its offering to the public of limited liability company interests denominated as Class A Interests to an offering under Regulation A (the “Offering”) and an Offering Circular dated May 20, 2016, as updated and amended from time to time (the “Offering Circular”). The Offering Circular is available through the SEC’s EDGAR site, www.sec.gov/edgar, and may also be obtained by contacting the Company.

The Offering began on May 20, 2016. As of the conclusion of the Offering, the Company had sold $35,579,904 of Class A Interests. We refer to the purchasers of Class A Interests as “Investors” Or “Class A Members”.

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Management Discussion

Operating Results

The operating period is from January 1, 2020 through December 31, 2020. During this period, we earned $(1,491,408) in net income.

During this period, we did not acquire any additional mortgage loans.

Liquidity and Capital Resources

We concluded our offer of Class A Interests pursuant to the Offering Circular, which was “qualified” by the Securities and Exchange Commission on May 25, 2016 (we refer to this as the “Offering”). As of the close of the Offering on May 24, 2018, we had raised $35,579,904 from the sale of Class A Interests in the Offering, the majority of which came in the final three months of the Offering.

To buy loans, we have used the proceeds from the Offering, advances from affiliates, and loans from third parties. Details about our third-party loans and advances from affiliates can be found in the Independent Auditor’s Report included below.

Trends

After closing the offering, the Company dedicated significant resources to ensure that the influx of capital was deployed effectively into investments with attractive potential returns. This affected the timing of our earnings, but positioned the Company well to generate strong future returns. As discussed in our 2017 annual report Form 1-K, our purchase of two hyper-distressed loan pools also affected the timing of our earnings.

Additionally, the Company was also impacted as a result of the COVID-19 pandemic. As unemployment surged as a result of government shutdowns in the spring, some of our borrowers lost their jobs and were unable to repay their Loans. This meant that we had to devote additional time and resources to reaching a resolution on these Loans and in some situations where we would normally pursue a foreclosure, we had to delay or seek alternative resolutions as a result of state moratoriums on mortgage foreclosures and disrupted court calendars.

While we expect these trends to continue in the short term, we believe there is significant cause for optimism regarding the Company’s potential moving forward. Among these reasons:

•	The U.S. government has made several recent and large interventions to lessen the economic burden of COVID-19. The American Rescue Plan in particular provided some of the most negatively impacted homeowners with up to $1,400 in direct cash payments as well as increased support for state and local governments, higher unemployment assistance, and greater financial benefits for families with children. All of these programs should mean more money in the pockets of homeowners and a greater ability to repay their Loans.

•	The United States currently has three vaccines authorized for emergency use to fight the COVID-19 pandemic with others potentially in the research and approval pipeline as well. To date, the U.S. has administered more than 100 million doses of one of these vaccines with all American adults projected to have access to a vaccine by the end of May. While some new coronavirus variants have emerged that have lowered the efficacy of these vaccines, all of these vaccines have proven very effective at reducing severe cases and mortality. All of these factors signal a potential end impact of the pandemic in the U.S. sometime in 2021 or 2022 and a return to the Company’s pre-pandemic operations along with it.

•	Surveys of both CEOs and consumer sentiment demonstrate greater confidence for an economic revival in 2021. A recent Goldman Sachs report revised its projections upward for U.S. economic growth in 2021 to 8%, up from just 2.3% in 2019. The February 2021 jobs report published by the Bureau of Labor Statistics showed that hiring rose by more than 379,000 jobs in February, with the unemployment rate holding steady at 6.2% (down from nearly 15% during the heigh of the pandemic). All of these signs show the potential for a “v-shaped” economic rebound, meaning more homeowners are able to repay their Loans and more homeowners in a position to modify a Loan in default.

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•	Home prices are higher than they have been in a generation. With interests at historic lows and evidence that credit markets are loosening again after significant tightening during the height of the pandemic, conditions are ripe for a strong seller’s market. This means new loans will be originated to purchase homes and an easier market to sell homes for fair value once we receive title to the properties securing our Loans. All of these trends will only increase the profitability of the Company to our Investors.

Although we have no way of knowing if these trends will continue in the future, we believe that the balance of the evidence shows favorable operating conditions for the Company moving forward.

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Directors and Officers

The Company itself has no employees. The information described below relates to services performed for AHP Capital Management LLC, the Company’s Investment Manager, unless otherwise indicated.

Names, Ages, Etc.

Name	Age	Position	Term of Office	Approximate House Per Week if Not Full Time
Jorge Newbery	55	Chief Executive Officer, and Director	Mr. Newbery will remain in office until he resigns or is removed.	Full Time
Echeverria Newbery	53	Director	Ms. Newbery will remain in office until she resigns or is removed.	(Director)
Tim Gillis	53	Chief Revenue Officer	Mr. Gillis serves on an “at-will” basis.	Full Time
Robert Camerota	62	Vice President	Mr. Camerota serves on an “at-will” basis.	Full Time
Eric Seabrook	42	President	Mr. Seabrook serves on an “at-will” basis.	Full Time
Craig Lindauer	60	Vice President, Accounting & Finance	Mr. Lindauer serves on an “at-will” basis.	Full Time
Leta McLaughlin	55	Director of Business Development	Ms. McLaughlin serves on an “at-will” basis.	20 Hours
Patrick McLaughlin	58	Vice President Title	Mr. McLaughlin serves on an “at-will” basis.	Full Time
Suzanne McClelland	55	Senior Director of Contract Procurement	Ms. McClelland serves on an “at-will” basis.	Full Time
Charles King	36	Vice President, Chief Compliance Officer	Mr. King serves on an “at-will” basis.	Full Time

Business Experience

Jorge Newbery, CEO and Director

Jorge Newbery founded American Homeowner Preservation LLC in 2008 as a nonprofit organization with a mission of keeping families at risk of foreclosure in their homes. In 2009, AHP transitioned to a for-profit entity, but AHP and the Company continue to operate with a dual purpose: to earn returns for Investors while seeking consensual solutions to help struggling homeowners keep their homes.

Mr. Newbery brings a wealth of real estate and mortgage experience to his role. He was the President of Budget Real Estate Inc. from 1995 to 2008, where he brokered over 1,000 troubled Department of Housing and Urban Development and real estate owned properties and acquired, renovated and operated over 200 distressed multi-family, single-family and commercial properties.

By 2004, Mr. Newbery owned more than 4,000 apartment units nationwide. Then financial disaster struck in the form of an ice storm on Christmas Even 2004 which devastated Mr. Newbery’s largest holding, the 1,100 unit Woodland Meadows complex in Columbus, Ohio. Mr. Newbery wound up in extended litigation with the insurer. Although the insurer eventually settled for $32 million, the settlement was too little, too late. Mr. Newbery lost everything and emerged $26 million in debt. The lessons learned from this experience formed the foundation for the establishment of AHP.

From 1992 to 1995, Mr. Newbery co-founded and operated Sunset Mortgage, which specialized in obtaining loans for homeowners faced with challenging credit hurdles.

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Echeverria Newbery, Director

Ms. Newbery earned her BA from Claremont McKenna College and her MS from the University of Illinois at Urbana-Champaign.

Ms. Newbery is a principal and minority owner of Neighborhoods United, LLC, which owns the majority of the Common Stock of the Company. Ms. Newbery contributed to American Homeowner Preservation LLC since its founding, most recently as Chief Operating Officer from September 2013 through March 2018.

Eric Seabrook, President, AHP Servicing

Eric Seabrook joined AHP Servicing in April 2021 as President. Mr. Seabrook has over 20 years of experience in the mortgage industry, specializing in loan servicing over the past 15 years. Mr. Seabrook is known for his ability to build loan servicing operations demonstrated by his success at both LenderLive and Matrix Servicing. Prior to joining AHP Servicing, Mr. Seabrook was Executive Vice President at Selene Finance, LP, where he was head of Business Development, Portfolio Management and Marketing. Mr. Seabrook’s experience includes management positions at PHH Mortgage, Sutherland Global, LenderLive, Matrix, and Ditech.

Tim Gillis, Chief Revenue Officer, AHP Servicing

Tim Gillis is the President of AHP Servicing. A proven industry executive with over 25 years of lending and servicing experience. Prior to joining AHP Servicing, Tim held executive positions with companies providing products and services to Hedge Fund and Capital Market clients. Formerly, Tim was Executive Vice President of Business Development at BSI Financial Services for 9 years, where he created national sales approaches and managed a team focused on special servicing, quality control, component outsourcing and foreclosure trustee services. Tim earned his bachelor’s degree in Political Science from the University of Nebraska.

Robert Camerota, President AHP Mortgage Direct

Mr. Camerota joined the Company as Vice President in January 2020. Mr. Camerota is part of our Executive Leadership team; he specializes in loan origination. Mr. Camerota has been in the mortgage industry for over 30 years now. His is well known for his incredible expertise and remarkable loan origination process, along with his vast knowledge of mortgage operations.

Prior to joining the Company, Robert was the Senior Vice President at GMAC ResCap where he was head of mortgage operations. In that role, Mr.Camerota led the planning, management and administration phases of GMAC ResCAp, Consumer Services Operations Group, managing an annual budget of $132 million, including an oversight of 1st and 2nd mortgage fulfillment for GMAC Residential Retail.

Craig Lindauer, Chief Financial Officer and Director of Servicing

Mr. Lindauer is the Chief Financial Officer for the Company. In his role, Mr. Lindauer is responsible for all aspects of the financial management of AHP, including corporate tax strategies, treasury management, corporate and mortgage accounting and investor relations. He is a results-driven leader who offers broad management, with a concentration on internal controls and strategic planning to AHP management.

Prior to joining AHP, Craig served as the Executive Vice President for Seneca Mortgage Services and its predecessors for 15 years. Craig has more than 30 years in the mortgage servicing industry, with a substantial focus on the financial sectors. Craig is adept with the Black Knight Mortgage Servicing platform, which AHP is converting to, in order to increase the company's efficiencies and superior customer service. Craig is a graduate of Canisius College with a bachelor’s degree in accounting.

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Leta McLaughlin, Director of Business Development

Mrs. Leta McLaughlin earned her bachelor's degree in journalism from California State University, Long Beach.

Mrs. McLaughlin joined the Company in September 2019 as Director of Business Development. Prior to joining the Company, from 2014 to 2019, Mrs. McLaughlin was the Director of Business Development for RockTop Partners and Ursus Holdings, where she sourced both buyers and sellers of residential loan portfolios, including financial institutions, mortgage companies, and private equity funds. Previously, Mrs. McLaughlin sold residential real estate in Northern California and worked in corporate private investigations.

Patrick McLaughlin, Vice President, Title

Mr. McLaughlin serves as Vice President, Title of the Company. Most recently, he was Managing Director of RockTop Partners, LLC, an alternative investment manager that specializes in distressed consumer credit markets and Ursus Holdings, LLC, which provides title curative services, consulting, investment services, analytics, and legal services to the mortgage industry. Prior to that, Mr. McLaughlin was President of First American Mortgage Services, the primary provider of national solutions for residential mortgage originators and servicers. Mr. McLaughlin’s responsibilities included business development, operational management, expansion of strategic partnerships, and financial reporting in the lender’s services segment. He holds a bachelor’s degree from the University of California, Los Angeles, a Juris Doctor from the University of San Francisco and is a member of the State Bar of California.

Suzanne McClelland, Senior Director of Contract Procurement

Mrs. McClelland is focused on government contracting and is part of the leadership team. In the past 22 years Suzy has become an esteemed Owner/Broker, Mortgage Specialist, Owner, Licensed Real Estate Broker, and CEO. Suzy is highly regarded by her clients and professionals in the field.

Suzanne L. McClelland-is a creative innovator, accomplished entrepreneur offering 30 years of progressive industry experience. She specializes in government contracting, real estate brokerage, company branding, and marketing and is dedicated to maximizing business efficiency and bottom line profits with forward thinking approaches and a clear focus on continuous improvement. Her personal mission remains unchanged and she is determined to succeed while supporting the community through volunteering, mentoring and philanthropic commitment.

Charles King, Chief Compliance Officer

Mr. King holds a Juris Doctor degree from the University of Michigan Law School and a Bachelor of the Arts degree in political science from the University of Iowa. Mr. King is licensed to practice law in the state of Illinois.

Mr. King joined the Company in April 2018 as Vice President and Chief Compliance Officer. Prior to joining the Company, Mr. King worked at Dovenmuehle Mortgage, Inc. from January 2012 to April 2018. Mr. King served in a variety of capacities, including Staff Attorney in Dovenmuehle's corporate Legal Department where he advised on a range of legal issues, with a focus on licensing and state regulatory compliance issues.  He previously served as the Assistant Manager of the Default Litigation Department, Assistant Manager of Dovenmuehle's Attorney Oversight Department, Compliance Associate, and Default Litigation Specialist.

Legal Proceedings

Within the last five years, no Executive Officer or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Executive Officer or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

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Family Relationships

Mr. Newbery and Ms. Newbery are married. Mr. McLaughlin and Ms. McLaughlin are married. There are no other family relationships among the directors, executive officers, and significant employees of the Company.

Compensation

Overview

The people who run the Company make money in (only) two ways: they receive compensation through the management fee paid to the Managing Member; and they receive distributions by owning a Class M Interest in the Company (but only after Investors have been paid in full). Both of these forms of compensation are discussed below.

The Company itself does not have any employees or payroll.

Management Fee Paid to Managing Member

The Company will pay the Managing Member a management fee equal to 0.1667% of the total capital accounts of all of the Members of the Company as of the last day of each calendar month, or approximately 2% of the capital accounts per year, plus a monthly fee of $60 for each active asset (loan). The “capital account” of a Member will generally be equal to the amount the Member paid for his or her interest in the Company, minus the amount of capital that has been returned to the Member.

The amount of the management fee depends on four factors:

•	How much capital is raised in the Offering;

•	How many loans the Company purchases;

•	When these loans are disposed of; and

•	How much capital has been returned to Members, if any.

The management fees paid in 2018, 2019, and 2020 were $655,677.27, $668,602.54, and $615,945.54 respectively.

Ownership Interest of Managing Member

The ownership interests in the Company are referred to as “Interests.” the Company will have two kinds of Interests: “Class A Interests” and a “Class M Interest.” Investors will own the Class A Interests, while the Managing Member will own 100% of the Class M Interest.

As the owner of the Class M Interest, the Managing Member will have the right to receive 100% of the profits of the Company after Investors receive their 12% annual return and a return of all of their capital. The amount of the profits the Managing Member will receive from owning its Class M Interest therefore depends on a number of factors, including:

•	How much capital is raised in the Offering;

•	The investment returns the Company is able to achieve;

•	When those returns are achieved (the Company might not achieve the same return every year);

•	When the Company distributes money to Investors; and

•	The amount of expenses the Company incurs.

Given these variables, it is impossible to predict with any accuracy how much money the Managing Member will make from owning a Class M Interest in the Company.

Report to Investors

In general, we try to provide our Investors with a detailed statement at least once a year showing:

•	The management fees paid to the Managing Member;

•	Any other fees paid to the Managing Member or its affiliates, including the Investment Manager; and

•	Any transactions between the Company and the Managing Member or its affiliates, including the Investment Manager.

In each case, the detailed statement will describe the services performed and the amount of compensation paid. The last time we made any report to investors outside of our annual report filings was in 2018.

Method of Accounting

The compensation described in this section was calculated using the accrual method of accounting.

Stages of Development

The stages of the Company’s organization, development, and operation, and the compensation paid by the Company to the Managing Member and its affiliates and owners during each stage, are as follows:

Stage	Compensation
Organization	None
Acquisition of Loans	Management Fee
Operation	Management Fee Distributions to Class M Interest After Investors Have Received 12% Return and 100% of Capital
Liquidation	Distributions to Class M Interest After Investors Have Received 12% Return and 100% of Capital

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Voting Rights of Owners

Under the Company’s Operating Agreement, the Managing Member has full control over all aspects of the business of the Company, except that investment decisions are made by the Investment Advisor. Investors will not be entitled to vote on any matter involving the Company or the Company.

Both the Managing Member (American Homeowner Preservation Management, LLC) and the Investment Advisor (AHP Capital Management, LLC) are wholly-owned by Neighborhoods United, LLC, a limited liability company formed under the laws of Delaware, which we refer to as “Neighborhoods United.”

Neighborhoods United currently has only one class of limited liability company interest, which we refer to as its “Common Stock.” The majority of the Common Stock of Neighborhoods United is owned Mr. Newbery and Ms. Newbery.

Neighborhoods United is managed by three managers, which we called “Directors.” Mr. Newbery and Ms. Newbery are two of the three Directors. One position is vacant. However, Mr. Newbery ultimately will control all decisions of the Directors.

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Interest of Management and Others In Certain Transactions

Ownership of Related Entities

Mr. Newbery and Ms. Newbery together own the majority of Neighborhoods United, which in turn owns 100% of both the Managing Member (American Homeowner Preservation Management, LLC) and the Investment Advisor (AHP Capital Management, LLC).

The Company pays the Managing Member a management fee equal to 0.1667% of the total capital accounts of all of the Members of the Company as of the last day of each calendar month, or approximately 2% of the capital accounts per year, plus an annual fee of $60 for each active asset (loan). As the owners of Neighborhoods United, Mr. Newbery and Ms. Newbery benefit indirectly from those fees.

If the Company is able to pay Class A Members the return due on their Class A Interests, any remaining profits are distributed to the Managing Member. Mr. Newbery and Ms. Newbery would benefit indirectly from those profits as well.

Activist Legal LLP

On November 14, 2016, Mr. Newbery became a partner in Activist Legal LLP, a law firm based in Washington D.C., which we refer to as “Activist Legal” (although Mr. Newbery is not a lawyer, Washington D.C. permits non-lawyers to be partners in law firms).

The firm represents creditors in several states and seeks to achieve consensual resolutions of delinquent mortgage loans and avoid litigation whenever possible. The firm provides these services through a network of qualified co-counsel.

The Company periodically engages Activist Legal to represent it in loan workout and foreclosure matters in connection with its business. Activist Legal will typically charge the Company (and its other clients) flat rates allowable under Fannie Mae rules. To date, the Company has paid Activist Legal $0 for services it has provided to the Company.

American Homeowner Preservation, LLC

American Homeowner Preservation, LLC, licensed as a real estate broker in Louisiana, is wholly-owned by Neighborhoods United. As a licensed broker, American Homeowner Preservation, LLC may receive referral fees, typically 1% of the sales price, from other licensed real estate brokers as part of the disposition of real estate owned by the Company.

AHP Servicing LLC

On June 27, 2017, AHP Servicing LLC was organized in Delaware and began the state-by-state licensing process to become a national mortgage servicer. AHP Servicing intends to bring social responsibility, compassionate customer service, and the better use of technology to the servicing industry to improve outcomes for borrowers and lenders. AHPS services loans owned by the Company and other AHP entities, and services loans for third-parties. To date, the Company has paid AHP Servicing $971,615.00 for its servicing-related services it provided to the Company.

AHP Servicing currently has outstanding one class of limited liability company interest, which we refer to as “Common Stock.” The Common Stock is owned 100% by Neighborhoods United. AHP Servicing is raising capital from investors in an offering under SEC Regulation A.

AHP Title Holdings LLC

On March 26, 2020, AHP Title Holdings LLC was organized in Delaware for the purpose of providing title insurance, buying and selling Mortgage Loans, and making credit improvement loans. AHP Title Holdings LLC filed its Offering Statement for its own Regulation A offering with the SEC on January 1, 2021, which was subsequently amended by AHP Title Holdings on April 12, 2021. As of the date of this Annual Report, AHP Title Holdings is still waiting for its offering to be “qualified” by the SEC.

All of the Common Stock of AHP Title Holdings is owned by American Homeowner Preservation Inc. which is in turn owned by Mr. and Mrs. Newbery.

17

Financial Statements

REPORT OF INDEPENDENT AUDITORS AND

FINANCIAL STATEMENTS AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

FOR THE YEAR ENDED DECEMBER 31 2020

18

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

19

9605 S. Kingston Ct. Suite 200 Englewood, CO 80112 303-721-6131 www.richeymay.com Assurance | Tax | Advisory

INDEPENDENT AUDITORS' REPORT

To the Members of American Homeowner Preservation 2015A+, LLC

Report on the Financial Statements

We have audited the accompanying financial statements of American Homeowner Preservation 2015A+, LLC (the “Company”), which comprise the statement of financial condition, including the condensed schedule of investments, as of December 31, 2020, and the related statements of operations, changes in members’ equity and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Homeowner Preservation 2015A+, LLC as of December 31, 2020, and the results of its operations, the changes in its members’ equity and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Englewood, Colorado

May 19, 2021

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

STATEMENT OF FINANCIAL CONDITION

DECEMBER 31, 2020
ASSETS
Cash	$221,582
Investments, at fair value (Cost $22,300,310)	22,300,310
Real estate owned, at fair value (Cost $131,384)	131,384
Due from related parties	304,268
Account receivable	88,239
Prepaid expenses	7,510
Other assets	7,169
TOTAL ASSETS	$23,060,462

LIABILITIES AND MEMBERS' EQUITY
Due to related parties	$2,815,393
Accounts payable and accrued expenses	238,172
TOTAL LIABILITIES	3,053,565

Members' equity	20,006,897

TOTAL LIABILITIES AND MEMBERS' EQUITY	$23,060,462

See Independent Auditors' Report and accompanying notes, which are an integral part of these financial statements.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

CONDENSED SCHEDULE OF INVESTMENTS

	Percentage of Members' Equity	December 31, 2020 Fair Value
Investments, at fair value
United States of America Residential non-performing mortgage loans	110.91%	$22,300,310
Total investments, at fair value (cost of $22,300,310)	110.91%	$22,300,310

Real estate owned, at fair value
United States of America
Other	0.65%	$131,384
Total real estate owned, at fair value (cost of $131,384)	0.65%	$131,384

See Independent Auditors' Report and accompanying notes, which are an integral part of these financial statements.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

STATEMENT OF OPERATIONS

Year ended December 31, 2020
INVESTMENT INCOME
Interest income	$760,934
Collections Income	287,301
Other income	144,945
Lease and Rental Income	103,920
Total investment income	1,267,100

EXPENSES
Management Fees	615,946
Professional Fees	577,804
Interest Expense	377,499
Other Expenses	45,795
Bank Fees	21,247
Loan Servicing Fees	11,424
Marketing and Promotion Expense	8,615
Legal Expenses	2,881
Total expenses	1,661,211

NET INVESTMENT LOSS	(394,111)

Net realized loss on investments	(1,097,397)

NET LOSS	$(1,491,508)

See Independent Auditors' Report and accompanying notes, which are an integral part of these financial statements.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

STATEMENT OF CHANGES IN MEMBERS' EQUITY

	Year ended December 31, 2020
	Class A Units	Class M Units	Total
Balance, December 31, 2019	$26,699,379	$10,000	$26,709,379

Distribution of Units	(5,210,974)	–	(5,210,974)
Pro-rate allocation of net loss	(1,491,508)	–	(1,491,508)

Balance, December 31, 2020	$19,996,897	$10,000	$20,006,897

See Independent Auditors' Report and accompanying notes, which are an integral part of these financial statements.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

STATEMENT OF CASH FLOWS

Year ended December 31, 2020

Cash Flows from Operating Activities
Net loss	$(1,491,508)
Adjustments to reconcile net loss to net cash provided by operating activities:
Proceeds from sale of investments	7,592,704
Proceeds from sale of real estate owned	48,074
Net realized loss on investments	1,097,397

Changes in operating assets and liabilities	(1,231,889)
Due to related party
Accounts payable and accrued expenses	(237,200)
Due from related party	(263,566)
Other assets	4,523
Prepaid expenses	4,865
Accounts Receivable	(81,927)
Net Cash Provided by Operating Activities	5,441,473

Cash Flows from Financing Activities

Distribution of units	(5,210,974)

Net Cash Used in Financing Activities	(5,210,974)

Net Increase in Cash	230,499

Cash Beginning of year	(8,917)

Cash End of Year	$221,582

Supplemental Cash Flow Information
Cash paid for interest	$428,038

See Independent Auditors' Report and accompanying notes, which are an integral part of these financial statements.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

A.	ORGANIZATION AND NATURE OF OPERATIONS

American Homeowner Preservation 2015A+, LLC (the "Company"), is a limited liability company organized on January 21, 2016 under the laws of state of Delaware. The Company is wholly owned by its parent company, Neighborhoods United, LLC, a limited liability company organized under the laws of Delaware. AHP Capital Management LLC (the "Investment Adviser"), also a subsidiary of Neighborhoods United, LLC, shall provide investment advisory services to the Company. AHP Servicing, LLC ("AHPS"), also a subsidiary of Neighborhoods United, LLC, shall provide asset management services to the Company as well as subservicing for a portion of the Company's mortgage loans.

The Company was formed to purchase non-performing mortgage loans (loans that are secured by a mortgage on real estate and delinquent on payments).

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in United States of America ("GAAP") and are stated in U.S. dollars.

In accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 946, Financial Services -Investment Companies ("ASC 946"), the Company has determined that it is an investment company and has applied the guidance in accordance with ASC 946.

Recent Account Pronouncements

In August 2018, the FASB issued Accounting Standards Update ("ASU") No. 2018--13, Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurements, which removes, modifies and adds certain disclosure requirements for fair value measurements. Under the guidance, non-public entities are no longer required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the policy for timing of transfers between levels of the fair value hierarchy, the valuation processes for Level 3 fair value measurements, and a reconciliation of the opening balances to the closing balances of recurring Level 3 fair value measurements. Adoption of this ASU did not have an impact on the Company's financial condition or results of operations but resulted in the removal or modification of certain fair value measurement disclosures presented in the Company's financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU amends the guidance for revenue recognition, creating the new Accounting Standards Codification Topic 606 ("ASC 606"). ASC 606 requires the following steps when recognizing revenue: 1) identify the contract with the customer 2) identify performance obligations in the contract 3) determine the transaction price 4) allocate the transaction price to the performance obligations in the contract and 5) recognize revenue when or as performance obligations are satisfied. The new revenue guidance requires additional disclosures related to the nature, amount, timing and uncertainty of revenue from customer contracts. ASC 606 may be adopted by using one of two methods 1) retrospective application to each prior reporting period presented or 2) a modified retrospective approach, requiring the standard be applied only to the most current period presented, with the cumulative effect of initially applying the standard recognized at the date of initial application.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

The Company's implementation assessment included the identification of revenue within the scope of the guidance, as well as the review of terms and conditions of a sample of revenue contracts covering a broad range of vehicles and products. The Company adopted ASC 606 effective January 11, 2019, using the modified retrospective approach, and no cumulative effect adjustment was required to be recorded. The Company determined that the new guidance did not have a material impact on the timing of recognition of the Company's revenue. The majority of the Company's revenues come from interest income that is outside the scope of ASC 606.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company is subject to credit risk to the extent that the banks the Company conducts business with are unable to fulfill their contractual obligations and the amounts exceed those insured by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Management of the Company monitors these counterparties and does not expect any losses.

Revenue and Cost Recognition

The Company earns revenues by selling purchased mortgage loans and through interest earned from obligors on purchased mortgage loans held by the Company. The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition, only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured. Expenses are recognized as incurred.

Net Earnings or Loss per Unit

Net earnings or loss per unit is computed by dividing net income or loss by the weighted-average number of units outstanding during the period, excluding units subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per unit. Basic and diluted net earnings or loss per unit reflect the actual weighted average of units issued and outstanding during the year.There are no dilutive or potentially dilutive instruments outstanding as of December 31, 2020.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting

Bulletin (SAB) Topic5A - "Expenses of Offering". Deferred Offering Costs consist principally of legal fees incurred in connection with the Proposed Offering. Prior to the completion of the Proposed Offering, these costs are capitalized as deferred offering costs on the statement offinancial condition. The deferred offering costs have been charged to members' equity upon the completion of the Proposed Offering.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company accounts for income taxes under FASB ASC 740, Income Taxes. FASB ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. FASB ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. FASB ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefitsto be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company's evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company's financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

Real Estate Owned

Real estate owned includes real estate acquired in full or partial settlement of loan obligations plus capitalized construction and other development costs incurred while preparing the real estate for sale. At the time of foreclosure, the property is recorded at the acquisition price. Improvements made to real estate owned property are capitalized which the Company considers to be level 2 assets in the fair value hierarchy. The maintenance of the real estate owned, includingexpenses associated with the property's disposition, is expensed as incurred. The Company actively works to sell the acquired real estate, and gains or losses on these dispositions are recorded as realized gains or losses.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

C.	FAIR VALUE MEASUREMENTS

FASB ASC 820, Fair Value Measurements and Disclosures ("ASC 820"), defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not assumptions specific to the entity.

ASC 820 specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon the market data obtained from independent sources (observable inputs). In accordance with ASC 820, the following summarizes the fair value hierarchy:

Level 1 Inputs - Unadjusted quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

Level 2 Inputs - Inputs other than the quoted market prices in active markets that are observable either directly or indirectly.

Level 3 Inputs - Inputs based on prices or valuation techniques that are both unobservable and significant to the overall fair value measurements.

ASC 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurements. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

While the Company believes its valuation methods are appropriate and consistent with those used by other market participants, the use of different methods or assumptions to estimate the fair value of certain financial statement items could result in a different estimate of fair value at the reporting date. Those estimated values may differ significantly from the values that would have been used had a readily available market for such items existed, or had such items been liquidated, and those differences could be material to the financial statements.

The following is a description of the valuation methodologies used by the Company for assets measured at fair value.

Valuation of Non-Performing Mortgage Loans

After purchasing a loan, the Company intends to reach out to the obligor on the mortgage loan to achieve a speedy resolution that is acceptable to both the obligor and the Company through one or more of the following resolutions: A) The obligor is able to refinance the mortgage loan and continue to reside in the underlying real estate; B) Without refinancing, the Company accepts a discounted lump sum to sell the mortgage loan and the obligor continues to reside in the underlying real estate;

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

C.	FAIR VALUE MEASUREMENTS - CONTINUED

C) The Company will modify the terms of the mortgage loan and the obligor continues to reside in the underlying real estate; D) Where the obligor cannot afford to stay in the real estate, the Company will take ownership of the underlying real estate, either on a consensual basis or through repossession by foreclosure, and sell it to another party. The Company's management has broad discretion with respect to the specific application of the net proceeds of its proposed offering (as described in Note J),although substantially all of the net proceeds of the proposed offering are intended to be generally applied toward these business purposes. There is no assurance that the company will be able to successfully affect the proposed offering.

At December 31, 2020, the Company had investments in non-performing mortgage loans totaling $22,300,310, which includes $879,670 of principal payments collected and $8,422,801 of acquisition costs, measured using net asset value as a practical expedient, which are not categorized in the fair value hierarchy.

The Company has established valuation processes and policies for its investments to ensure that the methods used are fair and consistent in accordance with ASC 820. The Value of Assets Remaining is primarily the value assigned to the remaining assets as of the time they were purchased, in some cases written down (but not up). The Investment Adviser uses a proprietary pricing tool to evaluate loan purchases. The proprietary pricing tool takes into account factors that include, but are not limited to, the estimated value of the real estate securing each loan and the history of loan payments. The Company re-evaluates the value of its assets periodically.

D.	CREDIT RISK

The Company is subject to credit risk to the extent that the banks and brokers the Company conducts business with are unable to fulfill their contractual obligations and the amounts exceed those insured by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Management of the Company monitors these counterparties and does not expect any losses.

Management continues to evaluate the COVID-19 virus and its impact on the financial services industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the fair value of the Company's investment and results of its operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

E.	RELATED PARTY TRANSACTIONS

The Company will bear a monthly management fee to the Investment Adviser equal to 0.1667% (2% annually) of the aggregate capital accounts of the members as of the last day of each calendar month. The Company will bear a monthly fee of $60 to AHPS for each active asset of the Company. Such management fee shall be paid to the managing member no later than the fifteenth (15th) day of the following month. The Company will also bear fees, costs, and expenses as reasonably determined by the Managing Member.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

E.	RELATED PARTY TRANSACTIONS - CONTINUED

In 2020, the Company executed and amended a promissory note receivable with AHPS, a related party with common ownership in the amount of $4,200,000. The note bears interest at a rate of 12% per annum, and matures on July 23, 2021. The outstanding balance of the promissory note payable is $2,638,003 including accrued interest of $76,743, at December 31, 2020 which is included in Due to related parties on the Statement of Financial Condition.

The amount due to AHPS as of December 31, 2020 related to subservicing and asset management fees totaled $156,900. There is $20,490 is due to the Investment Adviser related to investment advisory services at December 31, 2020 which is included in Due to related parties on the Statement of Financial Condition.

In the event related companies are unable to fulfill their obligations with the counterparty, the Company may be required to perform to the extent the related companies have outstanding obligations.

The Managing Member made a capital contribution of $10,000 to the Company in exchange for its Class M Interest, consisting of 10,000 Class M Units.

Certain members are affiliated with the Managing Member. The aggregate value of the affiliated members' share of members' equity at December 31, 2020 is $38,733, consisting of 38,733 Class A Units.

A new initiative which was launched in late 2019 is preREO LLC. PreREO LLC delivers a new revenue flow to the company for the management and sale of non-performing assets with vacant and abandoned property during the foreclosureprocess. PreREO LLC is also a subsidiary of Neighborhoods United, LLC. As of December 31, 2020, due to related parties includes $304,268 of cost recovery charges from preREO LLC, which is included in Due from related parties on the Statement of Financial Condition.

F.	MEMBERS' EQUITY

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

The Company allows for accredited and non-accredited investors. The Securities and Exchange Commission (SEC) has specific requirements that need to be met to be considered an accredited investor. Non-accredited investors have a limitation on how much can be invested in the Offering. The Interests in the Company are divided into two classes of interest: "Class A Interests" (or "Class A Units") and "Class M Interests" (or "Class M Units"). All of the Class M Interests shall be owned by the Managing Member, as defined in Note E. The Class A Interests shall be owned by members whose subscriptions are accepted by the Managing Member to own Class A Interests, which may include the Managing Member and/or its affiliates.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

F.	MEMBER EQUITY - CONTINUED

Members owning a Class A Interest are referred to as "Class A Members" and members owning a Class M Interest are referred to as "Class M Members." The Class A Interest of a Class A Member shall be equal to a fraction, the numerator of which is such Class A Member's Capital Contribution to the Company and the denominator of which is the aggregate of all Capital Contributions made to the Company. The Managing Member shall manage and conduct the business and affairs of the Company, in accordance with the operating agreement. No other member shall participate in the management of the Company. Therefore, Class A Members have no voting rights. The Managing Member is under no obligation to fund Company cash flow deficits, incur the obligations, debts, or liabilities of the Company, or otherwise provide direct or indirect financial assistance to the Company.

Each Class A Member shall make a Capital Contribution to the Company in an amount determined by the Managing Member. The Managing Member has made a Capital Contribution of $10,000 to the Company in exchange for its Class M Interest, as described in Note H. The number of interests and capital accounts in the Company are unlimited; however, the Company is limited to no more than $50,000,000 in capital contributions during any period of twelve-month period.

All distributions made by the Company, including but not limited to distributions in liquidation, are to be made in the following order of priority: A) First, the Company is to distribute to each Class A Member an amount equal to the Class A Preferred Return as defined below; B) Second, the Company is to distribute to each Class A Member an amount equal to such Class A Member's Unreturned Investment as defined below; and C): Third, the Company is to distribute the balance to the Class M Members.

For the purposes of the foregoing paragraph, the following definitions apply:

Class A Preferred Return: An amount such that, as of the date of any distribution, such Class A Member has received a compounded return of 12% with respect to such Class A Member's Unreturned Investment since the date of such Class A Member's capital contribution.

Unreturned Investment: Class A Member's capital contribution, reduced by previous distributions made to such Class A Member.

The Managing Member must try to return all of the money invested by each Class A Member no later than the fifth (5th) anniversary following the investment. If the Company doesn't have enough money, Class A Members might receive a return of their investment later than five years, or not at all. If the Company is profitable, its intention is that investors will receive a return of their investment sooner than five years.

Likewise, the Company's profits and losses are allocated 100% to Class A Interests outstanding on a pro rata basis until a 12% compounded return on all Class A Interests' Unreturned Investment is achieved. All profits and losses thereafter are allocated to Class M Interests outstanding on a pro rata basis. For the year ended December 31, 2020, the Company's net loss was allocated 100% to the Class A Interests.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

G.	MANAGEMENT INDEMNIFICATIONS

The Operating Agreement provides general indemnifications to the Managing Member and its respective affiliates, and employees when acting in good faith on behalf of the Company. The Managing Member is unable to estimate any potential future payment amounts and expects the risk of any such loss to be remote, accordingly no accrual has been made for a liability as of December 31, 2020.

H.	FINANCIAL HIGHLIGHTS

The financial highlights presented are for year ended December 31, 2020:

	Class A Members
Total Return	(7.46%	)

Ratios to Average Class A Members' Equity:
Total expenses	8.31%

Net Investments loss	(1.97%	)

The financial highlights presented are for the Company's Class A Members as whole. These returns are calculated using a monthly geometrical arithmetic average that is not equivalent to the 12% preferred return of Class A Members. Due to the timing of equity contributions and distributions, an individual Class A Member's returns may vary and the total return may vary from year to year based on the total balance of Class A Units issued and outstanding. The net investment loss ratio excludes realized and unrealized gains.

I.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 19, 2021, the date the financial statements were available to be issued. Based on the evaluation, no material events were identified which require adjustment or disclosure.

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Exhibits

Exhibit 1A	Operating Agreement of the Company*
Exhibit 1B	Investment Advisory and Management Services Agreement*
Exhibit 1C	Trust Agreement*

*Filed previously

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Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 20, 2021.

AMERICAN HOMEOWNER PRESERVATION
2015A+, LLC

By: /s/ Jorge Newbery
Jorge Newbery, President & CEO

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Craig Lindauer

Craig Lindauer, Chief Financial Officer

May 20, 2021

/s/ Jorge Newbery

Jorge Newbery, President and Chief Executive Officer

May 20, 2021

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